STOCK PURCHASE AGREEMENT
BETWEEN
EGPI FIRECREEK, INC.
EGPI FIRECREEK ACQUISITION COMPANY, INC.
AND
E-VIEWS SAFETY SYSTEMS, INC.

THIS STOCK PURCHASE AGREEMENT (the “AGREEMENT”) is dated as of the 20th day of July, 2010, by and among EGPI FIRECREEK, INC., a Nevada corporation (“EGPI”), EGPI FIRECREEK ACQUISITION COMPANY, INC., a Nevada corporation (the “EGPI Subsidiary”), E-VIEWS SAFETY SYSTEMS, INC., a Nevada corporation (“Views”).

WHEREAS, E-ViEWS desires to sell to the EGPI Subsidiary and the EGPI Subsidiary desires to purchase from E-ViEWS an amount of the shares of the E-ViEWS Common Stock, so that following the completed purchase as described herein, the EGPI Subsidiary will own the  percent of the issued and outstanding shares of the E-ViEWS Common Stock as hereinafter set forth; and

WHEREAS, E-ViEWS is hereinafter sometimes  referred to as the “Seller”;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties hereto agree as follows:

1.           Sale of the E-ViEWS Common Stock.  Upon the terms and conditions set forth in this Agreement, E-ViEWS shall issue, sell, assign, and transfer to the EGPI Subsidiary,  free and clear of all liens and encumbrances and the EGPI Subsidiary, upon the basis of the covenants, warranties and representations of E-ViEWS set forth herein, shall purchase from E-ViEWS at the Closing shares of the E-ViEWS Common Stock, as follows:

a.                   On any date selected by EGPI upon i) ten days written notice to Seller that is not later than December 1, 2010  (the “Second  Closing Date”) , ii) the receipt of consideration as outlined herein Section 2. a. i.-v., and iii) upon receipt of four million seven hundred fifty thousand ($4,750,000), and,

b.                   Further as outlined herein Section 2. b., E-ViEWS shall issue and deliver to the EGPI Subsidiary a number of shares of the E-ViEWS Common Stock equal to thirty percent (30%) of the then issued and outstanding shares of the E-ViEWS Common Stock, following the issance of shares to the EGPI Subsidiary (the “Initial Issuance”).

c.                   With respect to discussion in Section 1. a. iii) above, the aggregate total of payment of ($2,375,000) will be due on October 15, 2010 and Second Payment of ($2,375,000) will be due on November 15, 2010. Default deadline for these two payments is December 1, 2010. Upon each payment received, E-ViEWS shall deliver to the EGPI Subsidiary the proportionate number of shares on a pro rata basis of the E-ViEWS Common Stock as specified in Section 1. a.

d.                   At any time within eighteen (18) months following the Initial Issuance selected by EGPI upon not less than ten (10) days written notice to Seller ( the “Third  Closing Date”), E-ViEWS shall issue and deliver to the EGPI Subsidiary that number of shares of the E-ViEWS Common Stock (the “Third Issuance”), so that as a result of the Second Issuance, the EGPI Subsidiary will own fifty one percent (51%) of the then issued and outstanding shares of the E-ViEWS Common Stock.

2.           Purchase Price.  Subject to the terms of this Agreement and in reliance on the representations and warranties of E-Views, in full consideration for the purchase of the Initial Issuance and the Second Issuance of the E-Views Common Stock , the EGPI Subsidiary shall pay E-Views (the “Purchase Price”), as follows:

a.                   The sum of two hundred and fifty thousand dollars ($250,000) ( the “Initial Payment”) on or before the 15th day of August, 2010 ( the “Initial Closing Date”)  payable as follows:

i.          $25,000 on or before the 21st day of July, 2010 in consideration for which the distribution rights (“Distribution Rights”) to the territories (State of Florida) identified in Section 1 of Appendix B of Attachment 4 shall be vested for the term of the agreement attached as Attachment 4 (“First Vested Distribution Rights”).

ii.         $25,000 on or before July 27th, 2010 in consideration for which the Distribution Rights to the territories (State of Alabama) identified in Section 2 of Appendix B of Attachment 4 shall be vested for the term of the agreement attached as Attachment 4(“Second Vested Distribution Rights”).

iii.        $50,000 on or before August 4th, 2010 in consideration for which the Distribution Rights to the territories (States of Louisiana & North Carolina)identified in Section 3 of Appendix B of Attachment 4 shall be vested for the term of the agreement attached as Attachment 4 (“Third Vested Distribution Rights”).

iv.        $150,000 on or before August 15th, 2010 in consideration for which all of the Distribution Rights to the territories (Rights to England & Ireland) identified in  Appendix B of Attachment 4 shall be vested for the term of the agreement attached as Attachment 4 (“All Distribution Rights”).

v.         Each of the foregoing payments shall be paid by wire transfer of immediately available funds to an account identified by E-Views. EGPI shall have the right to extend the due date of any of the foregoing payments by Seven (7) business days (the “Extension Period”).  After expiration of the Extension Period Seller shall have the right to cancel this Agreement at any time in which event, notwithstanding any other provision of this Agreement to the contrary,  except as provided in Section 2(d), all remaining rights and obligations of all Parties hereunder shall terminate and this Agreement shall be of no further force or effect.

b.                   The consideration for the Initial Issuance (see Section 1. a., b., and c. hereinabove) shall be the sum of four million seven hundred and fifty thousand dollars ($4,750,000) payable at the Second Closing Date, by wire transfer of immediately available funds to an account identified by E-Views. EGPI shall have the right to extend the Second Closing Date by seven (7) business days (the “Second Extension Period”).  After expiration of the Second Extension Period Seller shall have the right to cancel this Agreement at any time in which event, notwithstanding any other provision of this Agreement to the contrary, all remaining rights and obligations of all Parties hereunder shall terminate and this Agreement shall be of no further force or effect.

c.                   The consideration for the Second Issuance shall be the sum of ten million dollars  ($10,000,000) payable  at the Third Closing Date  by wire transfer of immediately available funds to an account identified by E-Views  as follows:

(i)	One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) within 90 days after the Closing of the Initial Issuance;

(ii)	One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) within 90 days after the payment described in Section 2(c) (i);

(iii)	One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) within 90 days after the payment described in Section 2(c) (ii)

(iv)	One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) within 90 days after the payment described in Section 2(c) (iii);

(v)	One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) within 90 days after the payment described in Section 2(c) (iv);

(vi)	One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) within 90 days after the payment described in Section 2(c) (v);

d.                  Notwithstanding any other provisions of this Agreement to the contrary, if any payment set forth in Section 2(a) or 2(c) is not paid within 7 days of the due date, such failure shall not be considered a default of any provision of this Agreement provided however in such event Seller’s sole remedy shall be to terminate this Agreement whereupon EGPI shall, in the event of termination, retain all Vested First, Second, Third and All Distribution Rights and all right, title and interest in and to the Second Issuance according to the following schedule:

i.           After the payment described in Section 2(c) (ii) EGPI one sixth of the Second Issuance.

ii.           After the payment described in Section 2(c) (iii) EGPI one third of the Second Issuance.

iii.           After the payment described in Section 2(c) (iv) EGPI one half of the Second Issuance.

iv.           After the payment described in Section 2(c) (v) EGPI two thirds of the Second Issuance.

v.           After the payment described in Section 2(c) (vi) EGPI 100% of the Second Issuance.

3.           Repurchase of Shares of the E-Views Common Stock.  E-Views shall have the right to repurchase up to eleven percent (11%) of the shares of the E-Views Common Stock sold hereunder pursuant to the Repurchase Agreement attached hereto as Attachment 3.

4.           Distribution Agreement.  At the time of the Closing of the Initial Payment, E-Views and the EGPI Subsidiary shall execute that certain exclusive Distribution Agreement, a copy of which is attached hereto as Attachment 4. In the event of any conflict between the terms of Attachment 4 and this Agreement, the terms of this Agreement shall control.

5.           Guarantee of Performance.  By the execution of this Agreement, EGPI shall be deemed to have guaranteed the performance of all obligations of the EGPI Subsidiary hereunder.

6.           Shareholder Agreement.  Upon the Initial Issuance, the Parties shall enter into the Shareholder Agreement attached hereto as Attachment 6 which in addition to provisions customarily found in such agreements shall provide it shall survive termination of this Agreement for any reason.

7.           Representations and Warranties of E-Views.   Where a representation contained in this Agreement is qualified by the phrase “to the best knowledge of E-Views ” (or words of similar import), such expression means that, after having conducted a due diligence review, E-Views believe the statement to be true, accurate, and complete in all material respects.  Knowledge shall not be imputed nor shall it include any matters which such person should have known or should have been reasonably expected to have known.  E-Views represent and warrant to EGPI and the EGPI Subsidiary as follows:

(a)                 Power and Authority.  E-Views has full power and authority to execute, deliver, and perform this Agreement and all other agreements, certificates or documents to be delivered in connection herewith, including, without limitation, the other agreements, certificates and documents contemplated hereby (collectively the “Other Agreements”).

(b)                 Binding Effect.  Upon execution and delivery by E-Views , this Agreement and the Other Agreements shall be and constitute the valid, binding and legal obligations of E-Views , enforceable against E-Views in accordance with the terms hereof and thereof, except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                 Effect.  Neither the execution and delivery of this Agreement or the Other Agreements nor full performance by E-Views of its  obligations hereunder or thereunder will violate or breach, or otherwise constitute or give rise to a default under, the terms or provisions of the Articles of Incorporation or Bylaws of Views or, subject to obtaining any and all necessary consents, of any contract, commitment or other obligation of E-Views or necessary for the operation of E-Views’ business (the “Business”) following the Closing or any other material contract, commitment, or other obligation to which E-Views is a party, or create or result in the creation of any encumbrance on any of the property of E-Views.  Except as otherwise disclosed to EGPI before the date of this Agreement and disclosed on any Schedule 7(c) attached hereto, E-Views is not in violation of its Articles of Incorporation, its Bylaws, or of any indebtedness, mortgage, contract, lease, or other agreement or commitment.

(d)                 No Consents.  No consent, approval or authorization of, or registration, declaration or filing with any third party, including, but not limited to, any governmental department, agency, commission or other instrumentality, will, except such consents, if any, delivered or obtained on or prior to the Closing Date, be obtained or made by E-Views prior to the Closing Date to authorize the execution, delivery and performance of this Agreement or the Other Agreements.

(e)                 Capitalization.  E-Views is authorized by its Articles of Incorporation to issue 250,000,000 shares of the E-Views Common Stock.  As of the date of this Agreement, there are 36,500,000 shares of the E-Views Common Stock duly and validly issued and outstanding, fully paid, and non-assessable. Except as described on Exhibit 7(e) there are no outstanding options, contracts, commitments, warrants preemptive rights, agreements or any rights of any character affecting or relating in any manner to the issuance of the E-Views Common Stock.

(f)                 E-Views Common Stock Ownership.  E-Views has or shall have at the time of issuance good, absolute, and marketable title to the shares of the E-Views Common Stock as described herein,  E-Views has the complete and unrestricted right, power and authority to issue and sell its shares of the E-Views Common Stock pursuant to this Agreement.  The delivery of the E-Views Common Stock as herein contemplated will vest in EGPI good, absolute and marketable title to the shares of the E-Views Common Stock as described herein, free and clear of all liens, claims, encumbrances, and restrictions of every kind. EGPI is aware that EGPI must bear the economic risk of their investment in the Common stock for an indefinite period of time because the Common Stock has not been registered under the 1933 Act, as amended, or under the securities laws of any state, and therefore cannot be sold unless they are subsequently registered under the 1933 Act, as amended, and any applicable state securities laws or unless an exemption from such registration is available and, further that only the Company can take action to register the Common Stock and the Company, other than as set forth in the Private Placement Memorandum, is under no obligation, and does not propose to attempt to do so. EGPI recognizes that no federal or state agency has passed upon the Common Stock to date or made any finding or determination as to the fairness of an investment in the Common Stock.

EGPI understands and agrees that the following restrictions and limitations imposed by Rule 502 of Regulation D under the ‘1933 Act’, as amended, and by applicable state securities laws, are applicable to their purchase and resale, assignment, pledge, hypothecation or other transfer of the Common Stock:

(i)
EGPI agrees that the Common Stock shall not be sold, assigned, pledged, hypothecated or otherwise transferred unless said Common Stock is registered under the 1933 Act, as amended, and applicable state securities laws or unless an exemption from such registration is available.

(ii)	A legend in substantially the following form will be placed on any certificate(s) or other document(s) evidencing the shares of Common Stock:
THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED WITHOUT (i) THE OPINION OF COUNSEL SATISFACTORY TO THIS CORPORATION THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR (ii) SUCH REGISTRATION.
(iii)	Stop transfer instructions have been or will be issued with respect to the Common Stock so as to restrict the resale, assignment, pledge, hypothecation or other transfer thereof.

(g)                 Organization and Standing of E-Views.  E-Views is a duly organized and validly existing Nevada corporation in good standing, with all requisite corporate power and authority to carry on the Business as presently conducted in each of the jurisdictions where it is currently doing business.

(h)                Employees.  On the date of this Agreement, E-Views has 7 employees.

(i)                 Financial Statement.  E-Views has  furnished EGPI an unaudited balance sheet of Views as of December 31, 2008, and the related statement of income and retained earnings for the period covered thereby, and an unaudited balance sheet of E-Views as of October 31, 2009, and the related statement of income and retained earnings for the period covered thereby (collectively, the “Financial Statement”).  The Financial Statement (i) is in accordance with the books and records of E-Views; (ii) fairly presents the financial condition of E-Views at such dates and the results of its operations for the periods therein specified; (iii) was prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods; and (iv) with respect to all contracts and commitments of E-Views, reflects adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income.  Specifically, but not by way of limitation, the Financial Statement discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of E-Views on the dates therein specified (except such debts, liabilities, and obligations as are not required to be reflected therein in accordance with generally accepted accounting principles).

(j)                 Present Status.  Since the dates reflected on the Financial Statement, E-Views has not (i) incurred any material obligations or material liabilities, absolute, accrued, contingent, or otherwise, except current trade payables; (ii) discharged or satisfied any liens or encumbrances, or paid any obligations or liabilities, except current Financial Statement liabilities and current liabilities incurred since the dates reflected on the Financial Statement, in each case, in the ordinary course of business; (iii) declared or made any stockholder payment or distribution or purchased or redeemed any of its securities or agreed to do so; (iv) mortgaged, pledged, or subjected to lien, encumbrance, or charge any of its assets except as shall be removed prior to or at the Closing Date; (v) canceled any debt or claim; (vi) sold or transferred any assets of a material value except sales from inventory in the ordinary course of business; (vii) suffered any damage, destruction, or loss (whether or not covered by insurance) materially affecting its properties, business, or prospects; (viii) waived any rights of a material value; (ix) entered into any transaction other than in the ordinary course of business.  Further, since the dates reflected on the Financial Statement, there has not been any change in or any event or condition (financial or otherwise) affecting the property, assets, liabilities, operations, or prospects of E-Views, other than changes in the ordinary course of its business, none of which has (either when taken by itself or taken in conjunction with all other such changes) been materially adverse.

(k)                 Tax Returns and Audits.  Except as described on Exhibit 7 (k) pertaining to an agreement with between E-Views and the Internal Revenue Service for monthly payments of delinquent taxes,  as of the date of this Agreement, E-Views has duly filed all federal, state, and local tax returns as required to be filed by it (including, but not limited to, all payroll or other employment related tax returns), and has paid all federal, state and local taxes, including, but not limited to all payroll and employment taxes, required to be paid with respect to the periods covered by such returns.  E-Views has not been delinquent in the payment of any tax, assessment, or governmental charge, and has not had any tax deficiencies proposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax.

(l)                 Litigation.  Other than as reflected on Schedule 7 (l) attached hereto, E-Views is not a party to any pending or threatened  litigation, arbitrations, claims, governmental or other proceedings (formal or informal), or investigations pending, threatened, or in prospect  with respect to Views, or any of its Business, properties, or assets. .  E-Views is not affected by any present or threatened strike or other labor disturbance or, to the knowledge of E-Views, is any union attempting to represent any employee of E-Views as collective bargaining agent.  E-Views is not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; nor is E-Views required to take any action in order to avoid such a violation or default.

(m)                Compliance with Laws and Regulations.  Except as otherwise disclosed in Schedule 7(m) attached hereto, to the knowledge of E-Views , E-Views is in material compliance, with all laws, ordinances, codes, restrictions, regulations (environmental and otherwise) and other legal requirements applicable to the conduct of the Business, the noncompliance with which would be likely to have a material adverse effect on the Business; and there are no lawsuits or proceedings pending or, to their knowledge, threatened with respect to the foregoing.

(n)                 No Defaults.  Other than as reflected on Schedule 7 (n) attached hereto, to the knowledge of E-Views , E-Views is not in default under any provision, of any lease, contract, commitment, obligation, note, bond, debenture, mortgage, indenture, security agreement, guaranty, or other instrument of indebtedness, and no existing condition exists which, with the giving of notice or the passage of time, or both, would constitute such a default, in either case, which default is or would be likely to have a material adverse effect on the Business.

(o)                 Permits and Approvals.  Except as otherwise disclosed on Schedule 7(o) attached hereto, to the knowledge of E-Views , E-Views has all permits and approvals required for the conduct of the Business and is not in material default under any permit, approval or qualification, which default is likely to have a material adverse effect on E-Views or the Business, nor is there any existing condition which, with the giving of notice or the passage of time, or both, would constitute such a material default; (ii) other than those items listed on Schedule 7(o) attached hereto.

(p)                 Patents and Trademarks.  To the best of the knowledge of E-Views , E-Views owns, possesses and has good title to all of the copyrights, trademarks, trademark rights, patents, patent rights, and licenses necessary in the conduct of the Business.  To the best of the knowledge of E-Views , E-Views is not infringing upon or otherwise acting adversely to the rights of any person, under, or in respect to, any copyrights, trademarks, trademark rights, patents, patent rights, or licenses owned by any person or entity, and there is no claim or pending or threatened action with respect thereto.  E-Views has the unrestricted right to use (free and clear of any rights or claims of others) all trade secrets, customer lists, manufacturing and other processes incident to the manufacture, use or sale of any and all products presently sold by it.

(q)                 Absence of Certain Changes or Events.  Since October 31, 2009, there has not been any change in or any event or condition (financial or otherwise) affecting the property, assets (including cash and all accounts receivable), liabilities, operations, or prospects of E-Views, other than changes in the ordinary course of its business, none of which has (either when taken by itself or taken in conjunction with all other such changes) been materially adverse.

(r)                 Purchase and Outstanding Bids.  No purchase commitments of E-Views are in excess of normal, ordinary, and usual requirements of its business, or were made at any price in excess of the then current market price or contained terms and conditions more onerous than those usual and customary in the industry.

(s)                 Insurance Policies.  There are in full force all policies of fire, liability, and other forms of insurance pertaining to the properties and assets of E-Views.  Such policies are in an amount and against such losses and risks as are generally maintained by comparable businesses.

(t)                  Compensation of Officers and Others.  Since October 31, 2009, there has not been any change in any compensation, commission, bonus, or other remuneration payable to any officer, director, agent, employee, or consultant of E-Views, other than in the ordinary course of business.

(u)                 Inventory.  The inventory of E-Views which is reflected on the Financial Statement and all inventory items which have been acquired since October 31, 2009, consists of goods of such quality and in such quantities as are salable in the ordinary course of its business with normal markup at prevailing market prices.  Each item of the inventory was valued at the then current cost, if possible, and if not, at the then current manufacturer’s regular cost sheet available to distributors.  Since October 31, 2009, E-Views has continued to replenish its inventory in a normal and customary manner consistent with the prior and prudent practice prevailing in the business of E-Views.

(v)                 Schedule of Assets.  As disclosed on Schedule 7(v) attached hereto, is a schedule of assets owned by E-Views containing (i) a true and complete listing of all property owned by E-Views; (ii) a true and complete legal description of all real properties in which E-Views has a leasehold interest, together with a description of each indenture, lease, sublease, or other instrument under which E-Views claims or holds such leasehold interest, each of which is a good and valid leasehold interest, and all of which are in effect and enforceable according to their respective terms; (iii) a true and complete list of all patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefore, trade names, copyrights, and copyright registrations and applications therefore owned by E-Views.

(w)                 Labor Matters.  Except as disclosed in Schedule 7(w) hereto, to the best of the knowledge of E-Views, E-Views is in material compliance with all applicable laws, rules or regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and E-Views has not engaged in any unfair or illegal labor practice which has not been remedied as of the date hereof.  There is no unfair labor practices complaint or charge of employment discrimination pending or, to the best of the knowledge of E-Views, threatened in writing against E-Views with respect to any of the employees before the National Labor Relations Board, if applicable, the Equal Employment Opportunity Commission, or any other state, federal or local court or governmental board, agency or commission.  There is no labor strike, dispute, work slowdown, work stoppage or other job action pending or, to the best of the knowledge of E-Views, threatened against E-Views.

(x)                 Compliance with Law and Other Instruments.  The business and operations of E-Views have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect E-Views.

(y)                 Contracts.  Other than as disclosed on Schedule 7(y) attached hereto, to the best knowledge of E-Views, E-Views has in all respect performed all obligations required to be performed to date, and is not in material default in any respect under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected. All parties have material contracts with Views are in material compliance therewith, and are not in material default thereunder.

(z)                 Authority to Sell. E-Views has all requisite power and authority to execute, deliver, and perform this Agreement.  All necessary corporate proceedings of E-Views have been duly taken to authorize the execution, delivery, and performance of this Agreement by E-Views.  This Agreement has been duly authorized, executed and delivered by E-Views; is the legal, valid, and binding obligation of E-Views; and is enforceable as to it in accordance with its terms subject to any laws relating to bankruptcy or any other similar laws. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration of filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by E-Views for the execution, delivery, or performance of this Agreement by E-Views.  No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which E-Views is a party, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the articles of incorporation (or other charter document) or bylaws of E-Views or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Views or to which any of its operations, business, properties, or assets are subject.

(aa)               Records.  The books of account and minute books of E-Views are complete and correct, and reflect all those transactions involving its business which properly should have been set forth in such books.

(bb)              Representations and Warranties True and Complete.  All representations and warranties of E-Views in this Agreement and the Other Agreements are true, accurate and complete in all material respects as of the Closing Date.

(cc)               No Knowledge of Default.  E-Views has  no knowledge that any representations and warranties of EGPI and the EGPI Subsidiary contained in this Agreement or the Other Agreements are untrue, inaccurate or incomplete or that EGPI and the EGPI Subsidiary are in default under any term or provision of this Agreement or the Other Agreements.

(dd)              No Untrue Statements.  No representation or warranty by E-Views in this Agreement or in any writing furnished or to be furnished pursuant hereto, contains or will contain any untrue statement of a material fact, or omits, or will omit to state any material fact required to make the statements herein or therein contained not misleading.

(ee)               Reliance.  The foregoing representations and warranties are made by E-Views with the knowledge and expectation that EGPI and the EGPI Subsidiary are placing complete reliance thereon.

8.           Representations and Warranties of EGPI and the EGPI Subsidiary.  Where a representation contained in this Agreement is qualified by the phrase “to the best knowledge of EGPI and the EGPI Subsidiary” (or words of similar import), such expression means that, after having conducted a due diligence review, EGPI and the EGPI Subsidiary believe the statement to be true, accurate, and complete in all material respects.  Knowledge shall not be imputed nor shall it include any matters which such person should have known or should have been reasonably expected to have known.  EGPI and the EGPI Subsidiary hereby represent and warrant to E-Views as follows:

a.                 Power and Authority.  EGPI and the EGPI Subsidiary have full power and authority to execute, deliver and perform this Agreement and the Other Agreements.

b.                 Binding Effect.  Upon execution and delivery by EGPI and the EGPI Subsidiary, this Agreement and the Other Agreements shall be and constitute the valid, binding and legal obligations of EGPI and the EGPI Subsidiary enforceable against them in accordance with the terms hereof or thereof, except as the enforceability hereof and thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

c.                 No Consents.  No consent, approval or authorization of, or registration, declaration or filing with any third party, including, but not limited to, any governmental department, agency, commission or other instrumentality, will, except such consents, if any, delivered or obtained on or prior to the Closing Date, be obtained or made by EGPI and the EGPI Subsidiary prior to the Closing Date to authorize the execution, delivery and performance by EGPI and the EGPI Subsidiary of this Agreement or the Other Agreements.

d.                 SEC Filings.  All filings of EGPI with the Securities and Exchange Commission are available on the EDGAR website maintained by the Securities and Exchange Commission.

e.                 Representations and Warranties of True and Complete.  All representations and warranties of EGPI and the EGPI Subsidiary in this Agreement and the Other Agreements are true, accurate and complete in all material respects as of the Closing Date.

f.                 No Knowledge of Default.  EGPI and the EGPI Subsidiary have no knowledge that any of the representations and warranties of E-Views  contained in this Agreement or the Other Agreements are untrue, inaccurate or incomplete in any respect or that E-Views is in default under any term or provision of this Agreement or the Other Agreements.

g.                 No Untrue Statements.  No representation or warranty by EGPI and the EGPI Subsidiary in this Agreement or in any writing furnished or to be furnished pursuant hereto, contains or will contain any untrue statement of a material fact, or omits, or will omit to state any material fact required to make the statements herein or therein contained not misleading.

h.                 Reliance.  The foregoing representations and warranties are made by EGPI and the EGPI Subsidiary with the knowledge and expectation that E-Views is placing complete reliance thereon.

9.           Actions of E-Views Pending the Closing Date.  E-Views agrees that from the date hereof until the Closing Date:

(a)                 Operations.  E-Views will use its  best efforts to cause E-Views to (i) be operated in keeping with its customary practices and in compliance with all applicable laws, rules and regulations; and (ii) not engage in any transaction or make any commitment or expenditure, not in the ordinary course of business.

(b)                 No Change in Corporate Charter.  No change will be made in the Articles of Incorporation or Bylaws of E-Views.

(c)                 No Default.  E-Views shall timely pay and/or not suffer any default with respect to any of its contracts, commitments or obligations.  E-Views shall also continue to pay as they become due all accounts payable of E-Views.

(d)                 Banking Relations.  No change will be made affecting the banking and safe deposit arrangements of E-Views.

(e)                 Insurance.  E-Views shall keep all of its property and assets covered hereby insured in accordance with the present practice, and maintain, preserve and keep all improvements on its properties, all equipment, machinery and other personal property covered hereby in reasonably good condition and state of repair, reasonable wear excepted.

(f)                 Access to Records.  E-Views shall cause E-Views to afford EGPI and their attorneys, accountants, investment bankers and other representative’s access, during normal business, to all of its business operations, properties, books, files, and records, and will cooperate in their examination thereof.  No such examination, however, shall constitute a waiver or relinquishment by EGPI and the EGPI Subsidiary of their right to rely upon covenants, representations, and warranties of E-Views  made herein or pursuant hereto.  Until the Closing Date or the termination of this Agreement, whichever shall occur first, and after the termination of this Agreement in the event this Agreement does not close, EGPI and the EGPI Subsidiary will hold in confidence all information so obtained by EGPI and the EGPI Subsidiary as a result of such examination.

(g)                 Compliance.  E-Views shall cause its officers and employees to comply with all applicable provisions of this Agreement.

10.           Conditions Precedent to Obligations of EGPI and the EGPI Subsidiary.  All obligations of EGPI and the EGPI Subsidiary under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of the following conditions which must be satisfied as herein specified.  In connection with any item to be furnished by Views  prior to the Closing Date to EGPI under this Paragraph 15, each such item shall be furnished within five days from the date hereof, and EGPI, as well as the counsel of EGPI, must be reasonably satisfied with any such item within 10 days after receipt of any such item.  If EGPI, or the counsel of EGPI, is not reasonably satisfied within 10 days after receipt of any such item to be furnished under this Paragraph 15, then EGPI may, at its sole option, declare that this Agreement is null and void, whereupon no party shall have any liability to the other hereunder or in connection with any other instrument executed in connection with the transactions contemplated herein.  As used herein, the term “reasonably satisfied” shall mean that if any item furnished under this Paragraph 15 is not at material variance with information previously furnished to EGPI or if such item is as specified in this Paragraph 15, then the conditions of this Paragraph 15 shall be deemed to have been satisfied.  Such conditions are as follows:
(a)                 Representations and Warranties True at the Closing Date.  The representations and warranties of E-Views herein shall be deemed to have been made again as of the Closing Date, and then be true and correct, subject to any changes contemplated by this Agreement.  E-Views  shall have performed all of the obligations to be performed by them hereunder on or prior to the Closing Date.

(b)                 Proof of Authority.  EGPI’s counsel shall have received evidence reasonably sufficient to such counsel that E-Views has  all requisite authorizations necessary for consummation by E-Views  of the transactions contemplated hereby, and there has not been issued, and there is not in effect, any injunction or similar legal order prohibiting or restraining consummation of any of the transactions herein contemplated, and no legal or governmental action, proceeding or investigation which might reasonably be expected to result in any such injunction or order is pending.

(c)                 Deliveries at the Closing Date.  E-Views  shall have delivered to EGPI at the Closing Date all of the documents required to be delivered hereunder.

(d)                 Additional Financial Statement.  E-Views  shall have delivered to EGPI an unaudited balance sheet of E-Views as of December 31, 2009, and the related statement of income and retained earnings for the periods covered thereby (the “Additional Financial Statement”).  The Additional Financial Statement shall (i) be in accordance with the books and records of E-Views; (ii) fairly present the financial condition of E-Views at such dates and the results of its operations for the periods therein specified; (iii) be prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods; and (iv) with respect to all contracts and commitments of E-Views, shall reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income.  Specifically, but not by way of limitation, the Additional Financial Statement shall disclose all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of E-Views on the dates therein specified (except such debts, liabilities, and obligations as are not required to be reflected therein in accordance with generally accepted accounting principles) and shall include appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet payable.

(e)                Sales.  The total income of E-Views as reflected on line 11 of its federal income tax returns for the past three fiscal years is as follows: 2006 - $__________; 2007 - $_________; and 2008 - $_________.

(f)                 Opinion of Counsel.  E-Views  shall have delivered at the Closing Date to EGPI an opinion of their counsel dated as of date of the Closing Date in form and substance reasonably satisfactory to EGPI and its counsel, to the effect that (i) E-Views is a duly and validly organized and existing corporation in good standing under the laws of the jurisdiction where it was incorporated, with full corporate power to carry on the business in which it is engaged; (ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of or cause a default under the Articles of Incorporation or Bylaws of E-Views or, to E-Views  said counsel knowledge and belief any order, rule, or regulation of any court, governmental agency or body having jurisdiction over E-Views, or any of their activities, properties, any statute, indenture, mortgage, deed of trust, lease, loan agreement, security agreement, or other agreement or instrument known to said counsel, to which E-Views is a party or by which each is bound or to which any of their property is subject; (iii) no provision of the Articles of Incorporation, Bylaws, minutes or share certificates of E-Views or, to E-Views  said counsel’s knowledge and belief, any contract to which E-Views is a party or otherwise bound or affected, prevents E-Views  from delivering good, absolute, and marketable title to the E-Views Common Stock to EGPI as contemplated by this Agreement; (iv) E-Views is authorized by its Articles of Incorporation to issue 250,000,000 shares of the E-Views Common Stock, of which there are ____ shares validly issued and outstanding, fully paid and non-assessable, and to the knowledge and belief of such counsel the issuance and sale of such shares did not violate the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, or applicable state securities or Blue Sky Laws, and that E-Views has no other authorized or outstanding series or class of capital stock or other securities; (v) such counsel has no knowledge of any litigation, proceeding, or governmental investigation or labor dispute pending or threatened against or relating to E-Views, its properties or businesses, except as set forth herein or in said opinion.

(g)                Status of Litigation.  With respect to any matters affecting E-Views and in litigation as described in Schedule 7(m) attached hereto, EGPI shall have the right to make an independent review of such matters.  If EGPI is not satisfied with such review, then EGPI shall have the option to terminate this Agreement pursuant to the terms of this Agreement.

(h)                Tax Returns.  E-Views  shall have delivered to EGPI copies of all federal and state tax returns for E-Views for 2006, 2007, and 2008, including but not limited to all income, payroll, sales, and excise, use and franchise tax returns for E-Views, together with any audit reports issued in connection with any such returns.

(i)                 Corporate Records, etc.  E-Views  shall have delivered to EGPI copies of the Articles of Incorporation, Bylaws, minute books, and other corporate governance materials used since the inception of Views.

(j)                 Certification.  E-Views  shall have delivered to EGPI at the Closing Date a certificate dated as of the Closing Date, executed by E-Views, certifying that the conditions specified in this Paragraph 15 have been fulfilled.

(k)                Other Matters.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to EGPI and its counsel, whose approval shall not be unreasonably withheld.

11.           Conditions Precedent to Obligations of E-Views.  All obligations of E-Views  under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of the following conditions:

(a)                 Representations and Warranties True at Closing Date.  The representations and warranties of EGPI herein shall be deemed to have been made again at the Closing Date, and then be true and correct, subject to any changes contemplated by this Agreement.  EGPI and the EGPI Subsidiary shall have performed all of the obligations to be performed by EGPI and the EGPI Subsidiary hereunder on or prior to the Closing Date.

(b)                 Proof of Authority.  Counsel for E-Views  shall have received evidence reasonably sufficient to such counsel that EGPI and the EGPI Subsidiary have all requisite authorizations necessary for consummation by EGPI and the EGPI Subsidiary of the transactions contemplated hereby, and there has not been issued, and there is not in effect, any injunction or similar legal order prohibiting or restraining consummation of any of the transactions herein contemplated, and no legal or governmental action, proceeding or investigation that might reasonably be expected to result in any such injunction or order is pending.

(c)                 Opinion of Counsel.  EGPI shall have delivered at the Closing Date to E-Views  an opinion of its counsel dated as of date of the Closing Date in form and substance satisfactory to E-Views  and its  counsel, to the effect that (i) EGPI and the EGPI Subsidiary are duly and validly organized and existing corporations in good standing under the laws of the state of their organization, with full corporate power to carry on the business in which they are engaged; (ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of or cause a default under the Articles of Incorporation, as amended, or Bylaws, as amended, of EGPI and the EGPI Subsidiary or, to said counsel’s knowledge and belief, any order, rule, or regulation of any court, governmental agency or body having jurisdiction over EGPI and the EGPI Subsidiary or any of their activities, properties, any statute, indenture, mortgage, deed of trust, lease, loan agreement, security agreement, or other agreement or instrument known to said counsel, to which either is a party or by which either is bound or to which any of their properties are subject; and (iii) no provision of the Articles of Incorporation, as amended, Bylaws, as amended, minutes or share certificates of EGPI and the EGPI Subsidiary or, to their said counsel’s knowledge and belief, any contract to which either is a party or otherwise bound or affected, prevents EGPI and the EGPI Subsidiary from performing their obligations as contemplated by this Agreement.

(d)                 No Orders.  There has not been issued, and there is not in effect, any injunction or similar legal order prohibiting or restraining consummation of any of the transactions herein contemplated, and no legal or governmental action, proceeding or investigation which might reasonably be expected to result in any such injunction or order is pending.

(e)                 Other Matters.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to E-Views  and their counsel, whose approval shall not be unreasonably withheld.

12.           The Nature and Survival of Representations, Covenants and Warranties.  All statements and facts contained in any memorandum, certificate, instrument, or other document delivered by or on behalf of the parties hereto for information or reliance pursuant to this Agreement, shall be deemed representations, covenants and warranties by the parties hereto under this Agreement.  All representations, covenants and warranties of the parties shall survive the Closing Date and all inspections, examinations, or audits on behalf of the parties, shall expire 18 months following the Closing Date.

13.           Indemnification by E-Views.  E-Views  agrees to indemnify and hold harmless EGPI and/or Views against and in respect to all damages (as hereinafter defined) up to the consideration paid for the Initial Payment, the Initial Issuance and the Second Issuance..  Damages, as used herein shall include any claim, salary, wage, action, tax, demand, loss, cost, expense, liability (joint or several), penalty, and other damage, including, without limitation, counsel fees and other costs and expenses reasonably incurred in investigating or attempting to avoid same or in opposition to the imposition thereof, or in enforcing this indemnity, resulting to EGPI and/or E-Views from any inaccurate representation made by or on behalf of E-Views  in or pursuant to this Agreement, breach of any of the warranties made by or on behalf of E-Views  in or pursuant to this Agreement, or breach or default in the performance by E-Views  of any of the obligations to be performed by him hereunder.  Hereunder, EGPI shall determine whether EGPI, E-Views or both EGPI and E-Views are entitled to be indemnified and such determination shall be binding on E-Views. Notwithstanding the scope of E-Views  representations and warranties herein, or of any individual representation or warranty, or any disclosure to EGPI herein or pursuant hereto, or the definition of damages contained in the preceding sentence, or EGPI’s knowledge of any fact or facts at or prior to the Closing Date, damages shall also include all debts, liabilities, and obligations of any nature whatsoever (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of E-Views, as of the date hereof not reflected in the Financial Statement or any other exhibit furnished hereunder, whether known or unknown by E-Views ; all claims, actions, demands, losses, costs, expenses, and liabilities resulting from any litigation from causes of action arising prior to the Closing Date involving E-Views or any stockholders thereof other than E-Views , whether or not disclosed to EGPI; all claims, actions, demands, losses, costs, expenses, liabilities and penalties resulting from (i) Views’ infringement or claimed infringement upon or acting adversely to the rights or claimed rights of any person under or in respect to any copyrights, trademarks, trademark rights, patents, patent rights or patent licenses; or (ii) any claim or pending or threatened action with respect to the matters described in clause (i); all claims, actions, demands, losses, costs, expenses, liabilities or penalties resulting from E-Views’ failure in any respect to perform any obligation required by it to be performed at or prior to the Closing Date, or by reason of any default of E-Views, at the Closing Date, under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected; and all losses, costs, and expenses (including without limitation all fees and disbursements of counsel) relating to damages.E-Views  shall reimburse and/or pay on behalf of EGPI and/or E-Views on demand for any payment made or required to be made by EGPI and/or E-Views at any time after the Closing Date based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to the damages to which the foregoing indemnity relates.  EGPI shall give, or EGPI shall cause Views to give, written notice within 30 days after notification of any litigation threatened or instituted against Views which might constitute the basis of a claim for indemnity by EGPI and/or E-Views. Notwithstanding anything contained in this Agreement to the contrary, the right to indemnification described in this paragraph shall expire 18 months after the Closing Date.

14.           Records of E-Views.  For a period of five years following the Closing Date, the books of account and records of E-Views pertaining to all periods prior to the Closing Date shall be available for inspection for use in connection with tax audits.

15.           Default by EGPI and the EGPI Subsidiary.  If E-Views does not default hereunder and EGPI or the EGPI Subsidiary defaults hereunder, except as otherwise provided to the contrary in this Agreement,  E-Views  may assert any remedy, including specific performance, which E-Views  may have by reason of any such default.  From and after the Closing Date, subject to the terms and provisions hereof, in the event of a breach by any party of the terms of this Agreement or any obligation of a party which survives the Closing Date, the non-defaulting party may assert any remedy, either at law or in equity to which such non-defaulting party may be entitled.

16.           Default by E-Views.  If EGPI and the EGPI Subsidiary do not default hereunder and E-Views  defaults hereunder, except as otherwise provided to the contrary in this Agreement EGPI and the EGPI Subsidiary may elect to terminate this Agreement as well as any other agreement, except the nondisclosure agreement executed by EGPI and the EGPI Subsidiary in connection with the transactions contemplated by this Agreement, or any other independent agreements, whereupon no party shall be liable to the others hereunder, or EGPI and the EGPI Subsidiary may assert any remedy, including specific performance, which EGPI and the EGPI Subsidiary may have by reason of any such default of E-Views.  From and after the Closing Date, subject to the terms and provisions hereof, in the event of a breach by any party of the terms of this Agreement or any obligation of a party which survives the Closing Date, the non-defaulting party may assert any remedy, either at law or in equity, to which such non-defaulting party may be entitled.

17.           Termination.  In the event of the termination of this Agreement, except with respect to the obligation of confidentiality described below, no party shall have any obligation to any other in connection herewith or in connection with any other documents which may have been executed by any party with respect to the transactions contemplated by this Agreement whether or not such documents are described herein.  Provided, however, in the event of termination of this Agreement, E-Views  and EGPI and the EGPI Subsidiary shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the other party’s prior consent, all information received by any of such party hereto from any other party hereto in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

18.           Cooperation.  The parties hereto will each cooperate with the other, at the other’s request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, disputes with other persons or governmental inquiries or investigations involving the parties hereto or the transactions contemplated hereby.

19.           Further Conveyances and Assurances.  After the Closing Date, E-Views  and EGPI and the EGPI Subsidiary will, without further cost or expense to, or consideration of any nature from the other, execute and deliver, or cause to be executed and delivered, to the other, such additional documentation and instruments of transfer and conveyance, and will take such other and further actions, as the other may reasonably request as more completely to consummate the transactions contemplated hereby.

20.           Closing and Closing Date.  The Closing and Closing Date of the Initial Payment, the Initial Issuance and the Second Issuance are as provided in Sections 1 and 2 of this Agreement; and all references in this Agreement to a Closing or Closing Date shall mean the applicable closing as the context shall require and all of the foregoing Closings shall be at Agoura Hills, California at 2:00 p.m. Eastern time on the Closing Date, unless another hour or place is mutually agreed upon by the parties hereto.

21.           No Assignment.  This Agreement shall not be assignable by any party without the prior written consent of the other parties, which consent shall be subject to such party’s sole, absolute and unfettered discretion.
22.           Mediation and Arbitration.  All disputes arising or related to this Agreement must exclusively be resolved first by mediation with a mediator selected by the parties, with such mediation to be held in California.  If such mediation fails, then any such dispute shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration proceeding commences, except that (a) Georgia law and the Federal Arbitration Act must govern construction and effect, (b) the locale of any arbitration must be in Fulton County Georgia, and (c) the arbitrator must with the award provide written findings of fact and conclusions of law.  Any party may seek from a court of competent jurisdiction any provisional remedy that may be necessary to protect its rights or assets pending the selection of the arbitrator or the arbitrator’s determination of the merits of the controversy.  The exercise of such arbitration rights by any party will not preclude the exercise of any self-help remedies (including without limitation, setoff rights) or the exercise of any non-judicial foreclosure rights.  An arbitration award may be entered in any court having jurisdiction.

23.           Attorneys’ Fees.  In the event that it should become necessary for any party entitled hereunder to bring suit against any other party to this Agreement for a breach of this Agreement, the parties hereby covenant and agree that the party who is found to be in breach of this Agreement shall also be liable for all reasonable attorneys’ fees and costs of court incurred by the other parties.  Provided, however, in the event that there has been no breach of this Agreement, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including any fees or disbursements of its counsel, accountants, brokers, investment bankers, and finder’s fees).

24.           Benefit.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

25.           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to E-Views , addressed to Mr. James Davidson, E-Views Safety Systems, Inc., 5331 Derry Avenue, Suite J, Agoura Hills, California 91301, telephone (818)889-2302, telecopy (818) 889-6941, and e-mail jimdavidson@eviewsinc.com; and if to EGPI or to the EGPI Subsidiary, addressed to Mr. Dennis Alexander, EGPI Firecreek, Inc., 3400 Peachtree Road NE, Suite 111, Atlanta, Georgia 30326, telephone (480) 948-6581, telecopy (480) 443-1403, and e-mail d.alexander@energyproducersinc.net.  Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

26.           Construction.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

27.           Waiver.  No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

28.           Cumulative Rights.  The rights and remedies of any party under this Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

29.           Invalidity.  In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

30.           Time of the Essence.  Time is of the essence of this Agreement.

31.           Incorporation by Reference.  The Exhibits and Schedules to this Agreement referred to or included herein constitute integral parts to this Agreement and are incorporated into this Agreement by this reference.
32.           Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile transmission or PDF copy of this signed Agreement shall be legal and binding on all parties hereto.

33.           Controlling Agreement.  In the event of any conflict between the terms of this Agreement or any of the Other Agreements or exhibits referred to herein, the terms of this Agreement shall control.

34.           Press Releases and Public Announcements.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its efforts to advise the other parties prior to making the disclosure).
35.           Law Governing; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any conflicts of laws provisions thereof.  Each party hereby irrevocably submits to the personal jurisdiction of the United States District Court for Fulton County, Georgia over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such mediation, arbitration, suit, action or proceeding brought in any such county and any claim that any such mediation, arbitration, suit, action or proceeding brought in such county has been brought in an inconvenient forum.

36.           Entire Agreement.  This instrument and the attachments hereto contain the entire understanding of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

EGPI/FIRECREEK, INC.

By	/s/ Dennis R. Alexander
Dennis R. Alexander,
Its: Chief Executive Officer

EGPI FIRECREEK ACQUISITION COMPANY, INC.

By	/s/ Dennis R. Alexander
Its: Chief Executive Officer

E-VIEWS SAFETY SYSTEMS, INC.

By	/s/ James Davidson
James Davidson, Chief Executive Officer

Attachments:
Attachment 3	Repurchase Agreement
Attachment 4	Distribution Agreement
Attachment 6	Shareholder Agreement

Schedule 7(c)	Violations under Documents
Schedule 7(e)	Capitalization
Schedule 7(k)	Tax Returns
Schedule 7(l)	Litigation
Schedule 7(m)	Compliance with Laws and Regulations
Schedule 7(n)	Defaults
Schedule 7(o)	Permits and Approvals
Schedule 7(v)	Assets
Schedule 7(w)	Labor Matters
Schedule 7(y)	Contracts in Default